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                                 CIRCON CORPORATION

                 RICHARD AUHLL SEVERANCE AGREEMENT & MUTUAL RELEASE

     This Severance Agreement and Mutual Release (the "Agreement") is made by and between Circon Corporation ("Circon") and Richard Auhll ("Executive").

     WHEREAS, Executive was employed by Circon;

     WHEREAS, Executive and Circon have agreed to enter into a severance agreement and mutual release;

     NOW THEREFORE, in consideration of the mutual promises made herein and the benefits provided pursuant to such promises, Circon and Executive (the "Parties") hereby agree as follows:

     1. RESIGNATION; AGREEMENT NOT TO SEEK DIRECTORSHIP. Executive acknowledges his resignation from his employment with Circon as of October
19, 1998 (the "Termination Date"). Executive agrees that he shall not seek election to the Board of Directors of Circon at the 1998 Shareholders Meeting.

     2. PAYMENT OF SALARY. Executive acknowledges and represents that Circon has paid all salary, wages, accrued vacation and any and all other benefits (but not including the Executive's 401(k) account) due to Executive as of the Termination Date.

     3. CONSIDERATION. As consideration for Executive entering into and abiding by this Agreement, Circon agrees to provide Executive with the following benefits:

          (a) LUMP-SUM PAYMENT. A lump-sum payment of $627,000, less applicable withholding, payable on or before November 25, 1998.

          (c)  COBRA CONTINUATION.   For a period of thirty-six (36) months
following the Termination Date, Circon shall pay 100% of the premium cost of continuing coverage under the Circon group health and dental plans for and to the extent that Executive and his spouse and/or dependents were covered immediately prior to the Termination Date. Executive hereby elects and agrees that such continuation coverage shall be under Title X of The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or similar California laws to the maximum duration possible. If, after COBRA or similar California continuation coverage is no longer available, the Company, despite its best efforts, is not able to provide any or all of such benefits during the remaining period of promised coverage, the Company shall in lieu of such coverage provide Executive with a lump-sum cash payment equal to the present value of the reasonably anticipated cost of the Company otherwise providing such benefits.

     4. MUTUAL RELEASE OF CLAIMS. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company. Executive and the Company, on behalf of themselves, and their respective heirs, executors, officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations, and assigns, hereby fully

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and forever release each other and their respective heirs, executors, officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations, and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the effective date of this Agreement including, without limitation,

          (a) any and all claims relating to or arising from Executive's employment relationship with the Company and the termination of that relationship;

          (b) any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

          (c) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, and the California Fair Employment and Housing Act;

          (d) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

          (e)  any and all claims for attorneys' fees and costs.

The Company and Executive agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

     The Parties acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     The Parties, being aware of said Code Section, agrees to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

     5. CONFIDENTIALITY. The Parties hereto each agree to use their best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as "Settlement Information"). Each Party hereto


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agrees to take every reasonable precaution to prevent disclosure of any
Settlement Information to third parties, and each agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information. The Parties hereto agree to take every precaution to disclose Settlement Information only to those Executives, officers, directors, attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information.

     6. DISPARAGEMENT. Each Party and their successors in interest agrees to refrain from any disparagement, criticism, defamation, slander of the other, or tortious interference with the contracts and relationships of the other. Each Party to this Agreement also agrees that they will not knowingly encourage, advise or assist any individual or entity to prosecute any claim, charge or complaint against the other Party to this Agreement.

     7. TAX CONSEQUENCES. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Executive under the terms of this Agreement. Executive agrees and understands that she is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon.

     8. NO ADMISSION OF LIABILITY. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either Party of any fault or liability whatsoever to the other Party or to any third party.

     9. COSTS. The Parties shall each bear their own costs, expert fees, attorneys' fees and other fees incurred in connection with this Agreement.

     10.  ARBITRATION AND EQUITABLE RELIEF.

          (a) The Parties agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration to be held in Santa Barbara, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

          (b) The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. The Parties hereto hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the Parties are participants.

          (c) The Company and Executive shall each pay one-half of the costs and expenses of such arbitration, and shall separately pay its counsel fees and expenses.


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          (d)  THE PARTIES HERETO HAVE READ AND UNDERSTAND SECTION 10, WHICH
DISCUSSES ARBITRATION. THE PARTIES HERETO UNDERSTAND THAT BY SIGNING THIS AGREEMENT, THEY AGREE TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF THEIR RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

               (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

              (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, ET SEQ;

             (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

     11. AUTHORITY. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through her to bind them to the terms and conditions of this Agreement.

     12. NO REPRESENTATIONS. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

     13. SEVERABILITY. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

     14. ENTIRE AGREEMENT. This Agreement, along with the Proprietary Information Agreement previously entered into by and between the Company and Executive (which remains in full force and effect)


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represent the entire agreement and understanding between the Company and
Executive concerning Executive's separation from the Company, and supersede and replace in their entirety any and all prior agreements and understandings concerning Executive's relationship with the Company.

     15. NO ORAL MODIFICATION. This Agreement may only be amended in writing signed by Executive and the President or Chief Executive Officer of the Company.

     16. EFFECTIVE DATE. This Agreement is effective immediately after it has been signed by both Parties.

     17. COUNTERPARTS. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

     18. VOLUNTARY EXECUTION OF AGREEMENT. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

          (a)  They have read this Agreement;

          (b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice;

          (c) They understand the terms and consequences of this Agreement and of the releases it contains;

          (d) They are fully aware of the legal and binding effect of this Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

                                       Circon Corporation


Dated:  November 21, 1998             By  /s/ George Cloutier
                                          -----------------------------------
                                          George Cloutier

                                          Richard Auhll

Dated:  November 21, 1998                 /s/ Richard Auhll
                                          -----------------------------------



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